Exhibit 99.1

One Stop Systems Reports Q4 2023 Results

Company to Hold a Conference Call Today at 5:00 p.m. Eastern Time

ESCONDIDO, Calif. – March 21, 2024 – – One Stop Systems, Inc. (Nasdaq: OSS), a leader in rugged high- performance compute (HPC) for artificial intelligence (AI), machine learning (ML) and sensor processing at the edge, reported results for the fourth quarter and twelve months ended December 31, 2023. All quarterly and twelve-month comparisons are to the same year-ago period unless otherwise noted.

“2023 was a transformative year for OSS, highlighted by a new management team, new board members, and a successful transition away from lower margin media revenues to our strategic plan focused on large and rapidly growing global markets driven by AI and ML,” stated OSS president and CEO, Mike Knowles. “Although revenue for 2023 reflects a $13.7 million year-over-year impact from reduced media revenue, our overall gross margin increased by 130 basis points for the year and 640 basis points for the fourth quarter. This gross margin improvement demonstrates the early success of our focus on higher margin sales supported by our AI Transportables growth strategy.”

“During the second half of 2023, we began an extensive review of our go-to-market strategy and sales pipeline to align with our strategic focus on AI Transportables within the commercial and defense markets,” continued Knowles. “After a prudent review and qualification process, our five-year, unfactored pipeline has increased to over $1 billion as compared to $850 million just four months ago. This growth is being driven by increasing interest in AI/ML solutions, our enhanced sales and marketing platform, new collaborative relationships, and our expanding engagements with large prime contractors. As we convert our pipeline to orders, we believe we are well positioned to return to year-over-year sales growth in the second half of 2024, with improved gross margins.”

Q4 2023 Operational Highlights

•
Won a multi-million-dollar U.S. government program with Leidos’ Dynetics, a provider of mission-critical solutions, for an emerging specialized mobile AI signal collection application. The award is the first multi-year win OSS has secured with this prime contractor and is valued at approximately $2.5 million to $3.5 million over the next three years, with an initial award of $500,000.
•
Unveiled a Gen 5 short-depth server (SDS), at Super Compute 23, the international conference for high performance computing. Powered by four PCIe NVIDIA H100 Tensor Core GPUs, the OSS Gen 5 SDS addresses the growing demand for more powerful AI compute, storage and latency performance at the edge.
•
Commenced a multi-year design and manufacturing collaboration for FLYHT Aerospace’s automated flight information reporting systems (AFIRS™) Edge family. The design and manufacturing agreement with FLYHT is valued at a minimum of $6 million over the initial five-year term.

•
Booked an additional award from the U.S. Army Ground Vehicle Systems Center for the 360 Degree Situational Awareness program to include sensor processing for video data, increasing OSS scope to all rugged compute and switching for the full system solution.
•
Continued to reprofile the board of directors, including the appointments of Mitchell Herbets and Joseph Manko, Jr. to the company’s board.

Outlook

The company anticipates revenue of approximately $12.5 million in the first quarter of 2024.

Q4 2023 Financial Summary

Consolidated revenue decreased 27.9% to $13.2 million due to lower shipments to a former media customer that have now ended, which impacted fourth quarter sales by approximately $3.1 million. The decrease in sales was also due to softer economic conditions and timing delays associated with certain government programs.

OSS segment revenue declined 43.5% to $6.4 million due to the factors mentioned above. Bressner segment revenue decreased 2.5% to $6.8 million.

Consolidated gross margin percentage increased 640 basis points to 33.7%, from 27.3% in the same year-ago quarter. OSS segment gross margin increased 14.5 percentage points to 45.9%, attributable to the absence of lower margin media revenue and costs, and the higher mix of its rugged edge processing products. Bressner’s gross margin improved 1.6 percentage points to 22.2%, as compared to 20.5% in the year-ago quarter, due to product mix, the sale of higher margin OSS products, and having sought-after products readily sold at a premium.

Total operating expenses increased 3% to $4.8 million. This increase was predominantly attributable to approximately $175,000 of transition costs in the quarter.

OSS reported a net loss of $278,000, or $(0.01) per share, as compared to a net loss of $3.3 million, or $(0.16) per share, in the same year-ago quarter. Net loss in the fourth quarter of 2023, included a provision for income taxes of $42,000 as compared to $4.1 million in the fourth quarter of 2022, reflecting an increase in taxes being attributable to a write-down of the deferred tax asset in 2022.

The company reported non-GAAP net income of $177,000, or $0.01 per diluted share, compared to a non-GAAP net loss of $2.7 million, or $0.14 per diluted share, in the same year-ago quarter.

Adjusted EBITDA, a non-GAAP metric, was $353,000, a decrease from adjusted EBITDA of $1.6 million in the same year-ago quarter.

On December 31, 2023, cash and short-term investments totaled $11.8 million. This represents a decrease of $1.4 million as compared to the prior year, primarily due to cash deployed in working capital for inventories.

Full Year of 2023 Financial Summary

For the full year of 2023, consolidated revenue decreased 15.9% to $60.9 million. The decrease in revenue in the full year of 2023 was due to the same reasons for the decline in the fourth quarter. Excluding revenue from the former media customer, revenues were up approximately 4.0%.

OSS segment revenue was $28.8 million and Bressner segment revenue was $32.1 million, inclusive of approximately $3.2 million of OSS product offerings.

Consolidated gross margin increased 130 basis points to 29.5% from 28.2% in 2022. OSS segment gross margin was 35.6%, compared to 32.7% in 2022. The increase in gross margin was due to the shift from lower margin media sales to higher margin AI transportable product revenue.

Bressner segment gross margin was 24.0%, compared to 21.5% in 2022, due to strategic management of inventory and having sought-after products sold at a premium, as well as product mix and increased sales of OSS products.

Total operating expenses increased 37.4% to $25.9 million. The increase was primarily due to an increase of $5.6 million attributable to an impairment of goodwill write-down, and $1.7 million of one-time CEO and board transition costs.

Excluding a goodwill impairment charge of $5.6 million and CEO transition and board reprofiling costs of $1.7 million, OSS operating expenses decreased 1.5% from the prior year.

OSS reported a net loss of $6.7 million, or $(0.32) per share, inclusive of the $1.7 million employee retention credit, compared to a net loss of $2.2 million, or $(0.11) per share, in 2022.

The company reported a non-GAAP net loss of $415,000, or $(0.02) per share, as compared to a non-GAAP net loss of $175,000, or $(0.01) per diluted share, in 2022.

Adjusted EBITDA totaled $1.1 million, compared to $5.2 million in 2022. Both non-GAAP net income and adjusted EBITDA exclude the $5.6 million impairment of goodwill and the $1.7 million employee retention credit.

Loss before the provision for income taxes on a proforma basis, excluding the impairment of goodwill, CEO transition and board reprofiling costs and the benefit of the employee retention credit resulted in a proforma loss of $165,000 as compared to income before taxes of $2.2 million in 2022.

Conference Call

OSS will hold a conference call later today to discuss its results for the fourth quarter and full year ended December 31, 2023, followed by a question-and-answer period.

Date: Thursday, March 21, 2024

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-886-7786

International dial-in number: 1-416-764-8658
 Webcast: here (live and replay)

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and through April 4, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 14953211

About One Stop Systems
One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI Transportable solutions for the demanding ‘edge.’ OSS designs and manufactures the highest performance compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Non-GAAP Financial Measures

We believe that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, government funded programs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, we believe that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Our adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. Our adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net loss	$(277,560)	$(3,263,644)	$(6,716,176)	$(2,229,055)
Depreciation and amortization	263,743	265,252	1,077,516	1,050,299
Stock-based compensation expense	454,461	533,487	2,345,358	1,991,117
Interest income	(159,487)	(84,832)	(544,958)	(237,751)
Interest expense	29,662	28,681	117,774	162,391
Employee retention credit (ERC)	-	-	(1,716,727)	-
Impairment of goodwill	-	-	5,630,788	-
Provision for income taxes	41,796	4,136,643	927,128	4,423,597
Adjusted EBITDA	$352,615	$1,615,587	$1,120,703	$5,160,598

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. We believe that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with our peer company index and industry. We use this measure along with the corresponding GAAP financial measures to manage our business and to evaluate our performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, government funded programs, impairment of long lived assets, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net loss to adjusted EPS and diluted earnings per share:

	For The Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net loss	$ (277,560)	$ (3,263,644)	$ (6,716,176)	$ (2,229,055)
Amortization of intangibles	-	15,807	42,154	63,231
Stock-based compensation expense	454,461	533,487	2,345,358	1,991,117
Employee retention credit (ERC)	-	-	(1,716,727)	-
Impairment of goodwill	-	-	5,630,788	-
Non-GAAP net (loss) income	$ 176,901	$ (2,714,350)	$ (414,603)	$ (174,707)

Non-GAAP net (loss) income per share:

Basic	$ 0.01	$ (0.14)	$ (0.02)	$ (0.01)
Diluted	$ 0.01	$ (0.14)	$ (0.02)	$ (0.01)
Weighted average common shares outstanding:
Basic	20,632,300	20,059,269	20,854,777	19,730,698
Diluted	20,632,300	20,059,269	20,854,777	19,730,698

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, management’s expectation for new opportunities in the AI transportable solutions and other spaces, the company’s penetration of the Defense and AI Transportable sectors, our ability to successfully convert our pipeline to sales, our expectations regarding revenue growth, the anticipated value of our project wins, future changes to our business objectives, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Katie Rivera
One Stop Systems, Inc.
Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$4,048,948	$3,112,196
Short-term investments	7,771,820	10,123,535
Accounts receivable, net	8,318,247	11,327,244
Inventories, net	21,694,748	20,775,366
Prepaid expenses and other current assets	611,066	502,156
Total current assets	42,444,829	45,840,497
Property and equipment, net	2,370,224	2,570,124
Operating lease right-of use assets	1,922,784	731,043
Deposits and other	38,093	60,243
Goodwill	1,489,722	7,120,510
Intangible assets, net	-	42,154
Total Assets	$48,265,652	$56,364,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,201,781	$4,592,713
Accrued expenses and other liabilities	3,202,519	3,013,869
Current portion of operating lease obligation	390,926	536,588
Current portion of notes payable	2,077,895	2,952,447
Total current liabilities	6,873,121	11,095,617
Long-term debt, net of current portion	-	409,294
Deferred tax liability, net	44,673	138,662
Operating lease obligation, net of current portion	1,765,536	397,249
Total liabilities	8,683,330	12,040,822
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 20,661,341 and 20,084,528 shares issued and outstanding, respectively	2,066	2,008
Additional paid-in capital	47,323,673	45,513,807
Accumulated other comprehensive income	675,310	510,485
Accumulated deficit	(8,418,727)	(1,702,551)
Total stockholders’ equity	39,582,322	44,323,749
Total Liabilities and Stockholders' Equity	$48,265,652	$56,364,571

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenue	$ 13,155,208	$ 18,249,481	$ 60,896,797	$ 72,421,345
Cost of revenue	8,720,637	13,270,713	42,942,175	52,023,736
Gross margin	4,434,571	4,978,768	17,954,622	20,397,609
Operating expenses:
General and administrative	1,970,746	1,793,232	9,264,447	7,279,401
Impairment of goodwill	-	-	5,630,788	-
Marketing and selling	1,667,765	1,745,085	6,651,516	6,806,306
Research and development	1,127,194	1,087,554	4,331,024	4,743,574
Total operating expenses	4,765,705	4,625,871	25,877,775	18,829,281
(Loss) income from operations	(331,134)	352,897	(7,923,153)	1,568,328
Other income (expense):
Interest income	159,487	84,832	544,958	237,751
Interest expense	(29,662)	(28,681)	(117,774)	(162,391)
Employee retention credit	-	-	1,716,727	-
Other expense, net	(34,455)	463,951	(9,806)	550,854
Total other income (expense), net	95,370	520,102	2,134,105	626,214
(Loss) income before taxes	(235,764)	872,999	(5,789,048)	2,194,542
Provision for income taxes	41,796	4,136,643	927,128	4,423,597
Net loss	$ (277,560)	$ (3,263,644)	$ (6,716,176)	$ (2,229,055)

Net loss per share:
Basic	$ (0.01)	$ (0.16)	$ (0.32)	$ (0.11)
Diluted	$ (0.01)	$ (0.16)	$ (0.32)	$ (0.11)

Weighted average common shares outstanding:
Basic	20,632,300	20,059,269	20,854,777	19,730,698
Diluted	20,632,300	20,059,269	20,854,777	19,730,698